Exhibit 99.4

Consent of BofA Securities, Inc.

May 21, 2021

The Board of Directors
Knoll, Inc.
1235 Water Street
East Greenville, Pennsylvania 18041

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated April 19, 2021, to the Board of Directors of Knoll, Inc. (“Knoll”) as Annex C to, and reference to such opinion letter under the headings “Summary— Opinion of Knoll’s Financial Advisor” and “The Merger— Opinion of BofA Securities, Knoll’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Knoll, Heat Merger Sub, Inc. and Herman Miller, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Herman Miller, Inc. (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ BOFA SECURITIES, INC.
BOFA SECURITIES, INC.